Exhibit 5.2

[Sullivan & Cromwell LLP Letterhead]

February 24, 2015

Koninklijke Philips N.V.,

Breitner Center,

Amstelplein 2, 1096 BC Amsterdam,

The Netherlands.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of debt securities (“Debt Securities”) of Koninklijke Philips N.V., a company organized and existing under the laws of The Netherlands (the “Company”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement on Form F-3 (the “Registration Statement”) has become effective under the Act, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the indenture (the “Base Indenture”) dated as of March 11, 2008, between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented pursuant to a supplemental indenture dated March 9, 2012 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with the Indenture, and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a

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Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Debt Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Debt Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of the entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that the Company has been duly incorporated and is a company with limited liability organized under the laws of The Netherlands. With respect to all matters of Dutch law, we note that you are being provided with the opinion, dated the date hereof, of Mr. Marnix van Ginneken, Dutch legal advisor to the Company, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Mr. van Ginneken.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Debt Securities or their offering and sale.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP